INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of The Mallard Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of The Mallard Fund, Inc., (the "Fund") including the portfolio of investments, as of March 31, 2001, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the four years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 2001, by correspondence with the custodian and limited partnerships. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Mallard Fund, Inc. as of March 31, 2001, the results of its operations and its cash flows for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the four years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche
25-May-01












INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Shareholders of The Mallard Fund, Inc.:

In planning and performing our audit of the financial statements of The Mallard Fund, Inc. (the "Fund") for the year ended March 31, 2001 (on which we have issued our report dated May 25, 2001, we considered its internal control, including control activities foor safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2001.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of The Mallard Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Deloitte & Touche
 25-May-01









                       THE MALLARD FUND, INC.




                     FINANCIAL STATEMENTS
                          31-Mar-01


                          Directors

                          William S. Dietrich II
                          Jennings R. Lambeth
                          Evans Rose, Jr.
                          Thomas Marshall

                          Officers

                          William S. Dietrich II
                          President and Chief Investment Officer

                          Richard F. Berdik
                          Secretary and Treasurer


                          Legal Counsel

                          Kirkpatrick & Lockhart LLP


                          Independent Auditors

                          Deloitte & Touche LLP















THE MALLARD FUND, INC.
Investments / March 31, 2001
(Showing Percentage of Total Value of Net Assets)
_________________________________________________________

                             		Shares      	Value
COMMON STOCK -   0.5%

Avici Systems                           2,997     	$ 23,976
Broadcom Corporation                      550      	  15,895
Capstone Turbine Corporation            3,102            88,019
CheckFree Corporation                   2,113            62,201
Cisco Systems, Inc.                     2,585            40,875
Corvis Corporation                     64,314           452,208
Fusion Medical Technologies, Inc.       7,221            21,889
Lucent Technologies                     4,836            48,215
New Focus, Inc.                        19,800           247,698
Veritas Software Corporation              401            18,542
Wireless Facilities, Inc.               7,438            30,682

        TOTAL COMMON STOCK (COST $523,317)         $  1,050,200

MUTUAL FUNDS - 39.0%

American Funds - EuroPacfic Growth Fund       333,328      $  9,573,194
CI Emerging Markets Growth Fund, Inc. (a)     340,099        15,324,847
Morgan Stanley Emerging Markets Portfolio   1,004,163        10,383,049
Vanguard Extended Market Index                372,000         8,042,641
Vanguard Institutional Index                  362,501        38,446,830

        TOTAL MUTUAL FUNDS (COST $109,667,299)             $ 81,770,561

LIMITED PARTNERSHIPS - 61.4% (b)

Accel Internet Fund III, L.P.
$    938,849
Accel VIII, L.P.
371,029
Accel-KKR Company, L.L.C.
984,542
Adams Capital Management II, L.P.
880,491
Adams Capital Management III, L.P.
124,357
Alloy Corporate 2000
378,443
Alloy Ventures 98, L.P.
5,659,545
Atlas Venture Fund IV, L.P.
2,866,147
Atlas Venture Fund V, L.P.
783,459
Audax Private Equity Fund, L.P.
774,182
Austin Ventures VII, L.P.
1,340,062
Bain Capital Fund VI, L.P.
1,541,111
Bain Capital Fund VII, L.P.
571,412
Bain Capital VI Coinvestment Fund L.P.
1,013,367
Battery Ventures VI, L.P.
194,055
BC European Capital VI, L.P.
1,445,630
Berkshire Fund V, L..P.
662,122
Blackstone Capit
3,191,740
Bowman Offshore Founders Fund, L.P.
2,883,190
Bowman Technology Fund, L.P.
6,307,886
Brookside Capital Partners Fund, L.P.
429,000
Carlyle Asia Partners, L.P.
1,175,818
Centennial Fund VI, L.P.
1,621,359
CIBC Oppenheimer Emerging Markets Liquidating Fund, L.L.C. (c)
12,816
Code Hennessy & Simmons
825,986
ComVentures IV, LP
1,312,089
ComVentures V, LP
325,133
Delphi Ventures IV, L.P.
6,130,723



(Continued)
THE MALLARD FUND, INC.
Investments / March 31, 2001
(Showing Percentage of Total Value of Net Assets)
      Limited Partnerships, continued
_______________________________________________________
Value

Doughty Hanson & Co. III, L.P.
$  1,353,712
Hicks, Muse, Tate & Furst Equity Fund IV, L.P.
3,854,574
Highfields Capital Ltd.
9,247,573
Hummer Winblad Venture Partners IV
1,235,305
Hummer Winblad Venture Partners V
115,571
Insight Capital Partners Cayman III, L.P.
1,523,222
Insight Capital Partners IV, L.P.
270,935
J. H. Whitney Equity Partners III, L.P.
3,381,870
J. H. Whitney IV, L.P.
3,292,949
J. H. Whitney V, L.P.
436,650
J. H. Whitney Mezzanine Fund, L.P.
987,002
J. W. Childs Equity Partners II, L.P.
1,530,678
Knightsbridge Integrated IV
2,396,572
Knightsbridge Integrated V
799,073
Knightsbridge Post Venture IV, L.P.
453,290
Lone Redwood, L.P.
9,287,184
Maverick Fund USA, Ltd.
6,660,306
Menlo Ventures IX, L.P.
88,063
Meritech Capital Partners
2,215,726
Meritech Capital Partners II
268,391
ML - Silver Lake Special Trust
1,486,808
Mohr, Davidow Ventures VI, L.P.
676,802
Morgenthaler Venture Partners V
3,861,298
Morgenthaler Partners VI
749,800
Oak Investment Partners IX
505,052
Pequot Technology Perennial Fund
7,496,998
Redpoint Ventures I, L.P.
1,737,387
Redpoint Ventures II, L.P.
369,923
Sankaty High Yield Partners, L.P.
593,000
Sevin Rosen Fund VI L.P.
1,227,302
Sevin Rosen Fund VII, L.P.
988,077
Sevin Rosen Fund VIII, L.P.
131,342
Spectrum Equity Investors III, L.P.
2,360,274
Spectrum Equity Investors IV, L.P.
627,660
Summit Accelerator Fund, L.P.
216,681
Summit Ventures V, L.P.
1,614,411
Summit Ventures VI, L.P.
98,656
T/A Atlantic & Pacific IV, L.P.
1,913,503
TCV III (Q), L.P.
2,108,437
TCV IV, L.P.
1,858,216
The Varde Fund IV-A, L.P.
344,722
Tiger Management
864,922
Weston Presidio Capital III, L.P.
1,434,548
Weston Presidio Capital IV, L.P.
170,802
Worldview Technology Partners III, L.P.
821,181
Worldview Technology Partners IV, L.P.
427,891

        TOTAL LIMITED PARTNERSHIPS (COST $105,988,343)
$ 128,828,882










(Continued)
THE MALLARD FUND, INC.
Investments / March 31, 2001
(Showing Percentage of Total Value of Net Assets)
      Limited Partnerships, continued
______________________________________________________

Value

FUND OF FUNDS - 2.2% (b)

Knightsbridge Integrated Holdings III-Limited          3,000
$  4,660,710

 TOTAL INVESTMENTS  (COST $218,926,029)*  --  103.1%
$ 216,310,353

OTHER ASSETS AND LIABILITIES, NET  --  (3.1)%
(6,589,076)

NET ASSETS  -  100.00%
$ 209,721,277



*Cost for federal income tax purposes at March 31, 2001 has not been determined due to the Fund not having received tax information on all of the Fund's investments in limited partnerships.

(a) Closed-end investment company and restricted security.
(b) See Note 8.
(c) Non-restricted security.

The accompanying notes are an integral part of the financial statements.






			The Mallard Fund, Inc.

               Statement of Assets and Liabilities
                      as of March 31, 2001




Assets:

        Investments, at value (Cost $218,901,249) (Note 2)$ 216,310,353
        Cash                                                      7,211
        Interest Receivable                                      12,848
        Receivable for Capital Stock Sold                      392,229
        Receivable for Investments Sold                         30,675

        Total Assets                                        216,753,316


Liabilities:

        Bank loan                                             6,892,253
        Other accrued expenses                                  139,786

        Total Liabilities                                      7,032,039

        Commitments (Note 8)

        Net Assets                                         $ 209,721,277

Net Assets consist of:

        Common Stock, $0.001 par value
             Authorized 100,000,000 shares; 12,259,287 shares
             issued and outstanding
										$     12,259
        Paid-in capital                                        195,406,816
        Contributed capital                                     21,218,812
        Undistributed net investment income                        773,646
        Accumulated net realized gain on investments            (5,099,360)
        Net unrealized depreciation on investments               (2,590,896)


        Net Assets                                            $ 209,721,277

Net Asset Value Per Share
        ($209,721,277 / 12,259,287 shares of common stock)     $      17.11



The accompanying notes are an integral part of the financial statements.


                           The Mallard Fund, Inc.

                             Statement of Operations
                                as of March 31, 2001




INVESTMENT INCOME

Income:

          Interest Income                               $     55,278
          Dividend Income                                 10,189,192

              Total Income                                10,244,470

Expenses:

        Investment consulting fees (Note 4)                         76,726
        Investment management fees                                  60,303
        Administration fee (Note 4)                                 76,586
        Custodian fees (Note 4)                                     12,789
        Legal fees                                                 210,656
        Audit fees                                                  38,999
        Directors fees and expenses                                 14,900
        Insurance                                                    2,749
        Interest on bank loan                                    1,118,724
        Miscellaneous expenses                                       7,326

              Total Expenses                                     1,619,758

NET INVESTMENT INCOME                                            8,624,712

        Net realized loss on investments during the period      (5,147,667)
        Net unrealized depreciation of investments during the
	  period     							   (63,347,118)

            Net realized and unrealized loss on investments    (68,494,785)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS         $ (59,870,073)


The accompanying notes are an integral part of the financial statements.


                          The Mallard Fund, Inc.

                       Statement of Changes in Net Assets

                                                   Year ended   Year ended

								March 31, 2000 March 31, 2000
        INCREASE (DECREASE) IN NET ASSETS:

        Operations:

             Net investment income                   $8,624,712  $ 4,748,826
             Net realized (loss) gain on investments (5,147,667) 7,349,893 Net increase in unrealized deprec. (63,347,118) 77,331,213

             Net (decrease) increase in net assets
		Resulting					     (59,870,073) 89,429,932

        Distributions to Shareholders from:

             Net investment income                   (7,851,066)  (4,748,826)
             In excess of net investment income         -        (25,373,357)

             Total Distributions to Shareholders    (7,851,066)  (30,122,183)

        Capital Transactions:

             Capital Contributions
									-        21,218,750
             Proceeds from 2,203,700 shares of common stock
									-        25,122,184
             Proceeds from CRAT asset transfer 4,858,743 sha
									-        55,628,268
             Common stock reacquired from CRAT of 831,271 sh
									-        (12,196,989)
             Proceeds from CRUT I purchase of 82,479 shares
									-        1,872,647
             Proceeds from CRUT II purchase of 88,265 shares
									-        2,004,010
             Proceeds from CRUT II purchase of 31,000 shares
									674,880
             Proceeds from CRUT II purchase of 42,614 shares
									930,242
             Proceeds from CRAT purchase of 7,333 shares
									146,000
             Proceeds from CRUT I purchase of 52 shares
									1,035
		 Proceeds from CRUT II purchase of 182,690 shares
								  3,637,367
             Proceeds from CRUT I purchase of 49,571 shares
								    986,968
             Proceeds from CRUT II contribution
									   62
             Proceeds from 62,117 shares of common stock reinvested,
									248,566

             Net increase in net assets           7,625,120    72,430,120

        NET ASSETS:

             Beginning of Period
								269,817,296  116,860,677

             End of Period
								$209,721,277 $269,817,296



        The accompanying notes are an integral part of the financial statements.



                          The Mallard Fund, Inc.

                          Statement of Cash Flows

				   as of March 31, 2001



                INCREASE (DECREASE) IN CASH FROM:

                Operating Activities

                Net decrease in net assets             $ (59,870,073)

                Adjustments:
                     Increase in other accrued expenses        6,418
                     Increase in Receivables                (435,752)

                Net realized and unrealized loss on invest 68,506,639
                Purchases of portfolio investments        (42,199,926)
                Proceeds from disposition of portfolio     41,156,038
                Investment paydowns                         1,475,772

                Net increase in cash from operating Activities 8,639,116


                Financing Activities

                     Decrease in Bank loan                  (8,689,823)
                     Proceeds from issuance of Common Stock  6,376,554
                     Dividends Paid                         (6,602,500)

                Net decrease in cash from financing activities(8,915,769)

                Net decrease in cash                         (276,653)
                Cash at beginning of year                     283,864

                Cash at end of year                             7,211

                Supplemental cash flow information:
                     Cash paid for interest               $ 1,179,889

                     Unrealized depreciation             $(63,347,118)


                The accompanying notes are an integral part of the financial statements.




          The Mallard Fund, Inc.
         as of March 31, 2001

Notes to Financial Statements - continued

1. Organization: The Mallard Fund, Inc. (the "Fund") was organized on October 15, 1996 as a Maryland corporation. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company.
The Fund commenced operations on May 30,1997, with the exchange of 6,927,197 shares of common stock (the "initial shares") for contributed investment securities through a private placement to the William
S. Dietrich II Charitable Remainder Annuity Trust ("CRAT") and the William S.
Dietrich II Charitable Remainder Unit Trust I ("CRUT I"). For federal income tax purposes, the Fund qualifies as a non-publicly held regulated investment company. Accordingly, certain investment expenses will not be deductible by the Fund, but will instead be allocated to the shareholders for purposes of determining the shareholder's taxable income.

Since the private placement was treated as a tax-free exchange, securities received by the Fund maintained the cost basis and holding period as reflected by the trusts prior to the private placement.

Since the Fund's stock will not be readily marketable and may be considered illiquid, the Board of Directors will consider, on an annual basis, the possibility of making tender offers to repurchase all of the stock of the Fund from stockholders at the net asset value per share. There can be no assurance, however, that the Board of Directors will decide to make any tender offers. If the Board of Directors does not make a tender offer to repurchase all of the stock of the Fund by December 31, 2003, the Fund will be liquidated as soon as practical thereafter unless the
Fund obtains unanimous approval from all stockholders not to liquidate the Fund. Refer to prospectus for full disclosure.

2.  Significant Accounting Policies

A.      Portfolio Valuation:   Investments are stated at value
in the accompanying financial statements. Shares of open-end mutual funds are valued at their respective net asset values as determined under the 1940 Act. An open-end mutual fund values securities in its portfolio for which market quotations are readily available at their current market value (generally the last reported sales price) and all other securities and assets at fair value pursuant to methods established in good faith by the board of directors of the underlying fund. Shares of closed-end mutual funds that are listed on U.S. exchanges are valued at the last sales price on the day the securities are valued or, lacking any sales on such day, at the last available bid price. Shares of closed-end mutual funds traded in the OTC market and listed on NASDAQ are valued at the last trade price on
        NASDAQ at 4:00 p.m., New York Time; other shares traded in the OTC market are valued at the last bid price available prior to valuation. Other
        Fund assets are valued at current market value or, where unavailable, at fair value as determined in good faith by or under the direction of the
        Board of Directors.

The Board of Directors has established general guidelines for calculating fair value of non-publicly traded securities. At March 31, 2001, the
Fund held 63.6% of its net assets in securities valued in good faith by the Board of Directors with an aggregate cost of $108,735,413 and fair value of $133,489,592. The net asset value of the Fund is calculated quarterly and at any other time as determined by the Board of Directors.

In determining fair value, management considers all relevant qualitative and quantitative information available. These factors are subject to change over time and are reviewed periodically. The investment values determined in good faith by the Board of Directors are based on available information and do not necessarily represent amounts that might ultimately be realized, since such amounts depend on future developments inherent in long-term investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market of the investment existed, and the differences could be material.

 The Mallard Fund, Inc.
 as of March 31, 2001
Notes to Financial Statements - continued


B.      Determination of Gains or Losses on Sale of Securities:
Gains or losses on the sale of securities are calculated for accounting and tax purposes on the identified cost basis.
C. Federal Income Taxes: The Fund intends to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no federal income tax provision is required. The Fund has not yet determined the capital gain or loss for income tax purposes for 2000.
D. Other: Security transactions are accounted for on trade date. The Fund records interest income on the accrual basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date.
E. Distributions to Shareholders: The policy of the Fund will be to pay a dividend, commencing after April 1, 1998, annually of at least 10% of the
        Fund's net asset value based on the most recent net asset value calculated prior to the dividend declaration date and at a higher rate, if necessary, to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), or to avoid incurring any tax liability under the excise tax provisions of Section 4982 of the Code.

The character of distributions made during the year from net investment income or net realized gains under generally accepted accounting principles may differ from their ultimate characterization for U.S. federal income tax purposes due to differences in the character of income and expense recognition.
F.      Use of Estimates in the Preparation of Financial
Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
        Actual results could differ from those estimates.




       3Portfolio Transactions: The following is a summary of the security transactions for the period ended March 31, 2001:
                                              Proceeds
                Cost of                       from Sales
                Purchases                     or Maturities

Long Term Securi$37,830,86                      $41,156,038

       4Investment Consulting Services and Payments to Affiliated Persons: The Fund received investment consulting services from Cambridge
        Associates, Inc. ("Cambridge") pursuant to an investment consulting agreement dated July 1, 1997 (the "Agreement"). Cambridge provided the
        Fund, on a non-discretionary basis, investment consulting services regarding the Fund's purchase, sale and holding of investment securities.
        For the services provided, Cambridge received a fee equal to $48,125 for the period April 1, 2000 through June 30, 2000. Under the terms of a modified Agreement, the Fund paid $32,313 per quarter for the period July 1, 2000 through August 31, 2000. As of August 31, 2000, services with Cambridge Associates have been terminated.


Arthur Andersen, L.L.P.("Andersen)" serves as administrator for the Fund. As administrator, Andersen provides office facilities, supplies and administrative services and also assists in the preparation of reports to shareholders, proxy statements and filings with the Securities Exchange
Commission (SEC) and state securities authorities. Andersen also performs certain accounting services (including calculating the Fund's net asset value per share), financial reporting, and compliance monitoring activities. For the services provided as Administrator, Andersen receives an annual fee equal to $70,000 from the Fund. Andersen also received an additional fee for services provided during a SEC exam conducted during the fiscal year.


       The Mallard Fund, Inc.
                                    as of March 31, 2001

Notes to Financial Statements  - continued


        Mellon Bank, N.A. ("Mellon") serves as custodian of the Fund's assets, except for investments in limited partnerships. Mellon receives an annual fee equal to 0.01% of the average daily net assets for all assets held in domestic custody. In addition, the Fund reimburses Mellon for its out-of-pocket expenses.

        No directors affiliated with the Fund receive compensation for services as a Director of the Fund. Similarly, none of the Fund's officers receives compensation from the Fund.

5.  Transactions with Affiliates:   The William S. Dietrich II
Charitable Remainder Annuity Trust, the William S. Dietrich II Charitable Remainder
Unit Trust ("CRUT I") and the William S. Dietrich II Charitable Remainder Unit Trust ("CRUT II"), affiliates of William S. Dietrich II, the Fund's
President and Chief Investment Officer, hold 10,037,189 (81.9%), 1,873,241 (15.3%) and 348,857 (2.8%), respectively, of the
12,259,287 shares
of common stock of the Fund.


6.  Credit Agreement:   The Fund is authorized to borrow money
to make investments in amounts up to 33 1/3% of the value of its total assets
(including the amount borrowed) at the time of such borrowings. The Fund has obtained a line of credit for up to $50 million from Boston Safe
Deposit & Trust Company. The Fund must maintain a minimum asset coverage ratio of at least 3 to 1. Payments on the line of credit are interest only, generally at a rate equal to the interest rate announced by the Federal Reserve Bank of New York as the average rate on overnight
Federal funds transactions plus one-half of 1%. As of March 31, 2001, the Fund had outstanding borrowings of $6,892,253 from the line of credit at an annualized average interest rate of 6.84%. As of March 31, 2001, the Fund held collateral in the form of open-end mutual funds with a market value of $66,445,714.


7. Asset Donation: Effective March 31, 2000 the following transactions occurred:

A. The William S. Dietrich II Charitable Remainder Unit Trust
(I) contributed seven Limited Partnerships valued at a cost of $9,021,761 and market value of $13,519,872.
B. The Mallard Fund repurchased 5,490,267 shares from the William S. Dietrich II Charitable Remainder Annuity Trust.

C.  The William S. Dietrich II Charitable Remainder Annuity
Trust contributed the proceeds from the repurchase of shares to the Mallard Fund.

D.  Total Return prior to transactions was 60.52%.